Exhibit C

CONSIDERATION ALLOCATION AGREEMENT

February 22, 2022

Ladies and Gentlemen:

Reference is made to that certain Contribution Agreement by and among Altus Midstream Company, a Delaware corporation (the “Company”), Altus Midstream LP, a Delaware limited partnership, New BCP Raptor Holdco, LLC, a Delaware limited liability company, and solely for the purposes set forth therein, BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”), dated October 21, 2021 (the “Contribution Agreement”). Capitalized terms used in this Consideration Allocation Agreement (this “Consideration Allocation Agreement”) but not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement. This Consideration Allocation Agreement shall be effective upon Closing.

In connection with the transactions contemplated by the Contribution Agreement, certain members of management of Raptor holding Class A-1, Class A-2 and Class A-3 units in Raptor (“Grantees”) were distributed awards (“Awards”) of shares of Company Class A Common Stock and/or Common Units and corresponding shares of Company Class C Common Stock as their pro rata allocation of the consideration from the Contribution Agreement, subject to the restrictions set forth in those certain Restricted Stock Agreements between each Grantee and the Company, dated as of the date hereof (the “Restricted Stock Agreements”) (and such securities, the “Restricted Shares”), which restrictions, together with this Consideration Allocation Agreement, are intended to give effect to the allocation of the Contribution Agreement consideration agreed upon by the Grantees and Holders (as defined below).

The parties to this Consideration Allocation Agreement hereby acknowledge and agree that, solely to the extent that any Award is forfeited by a Grantee, in whole or in part, from and after the date hereof pursuant to the applicable Restricted Stock Agreement (a “Forfeited Award”), the number of Restricted Shares subject to such Forfeited Award shall be re-allocated to each of the holders set forth on Schedule I hereto (the “Holders”) as follows: (i) with respect to any forfeited MOIC Restricted Shares (as defined in the applicable Restricted Stock Agreement), including any former MOIC Restricted Shares that become Ordinary Restricted Shares (as defined in the applicable Restricted Stock Agreement) pursuant to the applicable Restricted Stock Agreement, 100% to ISQ (as defined in the applicable Restricted Stock Agreement), (ii) with respect to any forfeited Ordinary Restricted Shares, 18.53% to ISQ and the remainder of any such Ordinary Restricted Shares to the Holders (other than ISQ), pro rata in proportion to their respective percentage interests (as adjusted accordingly) as set forth opposite such Holders’ names on Schedule I hereto and (iii) with respect to any forfeited Restricted Shares not covered by clauses (i) and (ii), to each of the Holders, pro rata in proportion to their respective percentage interests as set forth opposite such Holders’ names on Schedule I hereto (collectively, the “Re-Allocation Issuances”), which Re-Allocation Issuances shall be in the form of unrestricted shares of Company Class A Common Stock (other than restrictions imposed by federal and state securities Laws or any contractual restrictions applicable to the Holders) and shall be delivered by the Company to the applicable Holder(s) quarterly, on the date that is two (2) Business Days immediately prior to the dividend record date for the applicable calendar quarter; provided, that for the avoidance of doubt, no Holder will be entitled to any shares of Company Class A Common Stock or any other class or series of capital stock of the Company under this Consideration Allocation Agreement to the extent a corresponding forfeiture of Restricted Shares does not occur. The Company shall effect all Re-Allocation Issuances hereunder by delivering one or more certificates for such shares of Company Class A Common Stock in the name of the applicable Holder(s) or by entering such shares of Company Class A Common Stock in book-entry form in the name of the applicable Holder(s), as determined by the Company Board in its sole discretion or as required by applicable Law or regulation. The value of shares of Company Class A Common Stock delivered hereunder shall not bear any interest owing to the passage of time. No action taken pursuant to or in accordance with this Consideration Allocation Agreement shall be construed to create a trust or a funded or secured obligation of any kind. It is acknowledged and agreed by the parties to this Consideration Allocation Agreement that any Holder’s rights to Re-Allocation Issuances under this Consideration Allocation Agreement may be Transferred (as defined in such Holder’s Restricted Stock Agreement) by such Holder to Affiliates or equity holders thereof from time to time, and the Company shall update Schedule I hereto from time to time to reflect any such Transfer.

This Consideration Allocation Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict of Law provisions thereof, except to the extent Delaware Law is preempted by federal Law.

This Consideration Allocation Agreement may be executed by in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via e-mail (including PDF format with a scanned signature or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Consideration Allocation Agreement may not be modified or amended, and no provision hereof may be waived, except by mutual written agreement between the parties to this Consideration Allocation Agreement. The Company shall not modify, amend or waive any provision of any Restricted Stock Agreement (including accelerating the vesting of any Restricted Shares or taking action under Section 28 thereof) without the written consent of ISQ and the Blackstone Partners (as defined in the Restricted Stock Agreements).

[Signature Page Follows]

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This Consideration Allocation Agreement has been entered into on the date first set forth above and signed for and on behalf of:

COMPANY:

ALTUS MIDSTREAM COMPANY

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer

SIGNATURE PAGE TO CONSIDERATION ALLOCATION AGREEMENT

HOLDERS:

BUZZARD MIDSTREAM LLC

By:	/s/ Thomas Lefebvre
Name:	Thomas Lefebvre
Title:	Authorized Person

SIGNATURE PAGE TO CONSIDERATION ALLOCATION AGREEMENT

BX PERMIAN PIPELINE
AGGREGATOR, LP

By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

BCP RAPTOR AGGREGATOR, LP

By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

SIGNATURE PAGE TO CONSIDERATION ALLOCATION AGREEMENT

/s/ Jamie Welch
Jamie Welch

SIGNATURE PAGE TO CONSIDERATION ALLOCATION AGREEMENT

/s/ Chris Evans
Chris Evans

SIGNATURE PAGE TO CONSIDERATION ALLOCATION AGREEMENT

/s/ Tyler Milam
Tyler Milam

SIGNATURE PAGE TO CONSIDERATION ALLOCATION AGREEMENT

/s/ Misty Williams
Misty Williams

SIGNATURE PAGE TO CONSIDERATION ALLOCATION AGREEMENT

Schedule I

Holder	Percentage Interest
Buzzard Midstream LLC	29.39%
BX Permian Pipeline Aggregator LP	9.75%
BCP Raptor Aggregator, LP	60.38%
Jamie Welch	0.44%
Chris Evans	0.02%
Tyler Milam	0.02%
Misty Williams	0.01%

Total:	100%

SCHEDULE I